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                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

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              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-12


                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 S. Yale Avenue, Ste 1000
Tulsa, Oklahoma 74135-6275 USA
Tel 918-494-0964
Fax 918-494-3999


     April 7, 2006


                          ANNUAL MEETING - MAY 19, 2006

     Dear Stockholder:

     You are cordially invited to attend North American Galvanizing & Coatings, Inc.'s Annual Meeting of Stockholders on Friday, May 19, 2006 at 10:00 a.m. The Annual Meeting will be held at The Mark Hotel, Mark Salon III, Madison Avenue at East 77th Street, New York, New York.

     The business expected to be conducted at the Annual Meeting is presented in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. Members of management will report on our operations and our outlook for the future. After the business presentation, the directors and management will be available for your questions.

     Regardless of whether you plan to attend the Annual Meeting in person, please vote your shares by proxy. The enclosed proxy card contains directions for voting your shares by mail, by using the Internet or by telephone. Please ensure that your shares will be represented at the Annual Meeting by voting now. Your vote is important, either in person or by proxy.

     On behalf of the Board of Directors, thank you for your continued interest in North American Galvanizing & Coatings, Inc. We look forward to seeing you at our Annual Meeting.


                                   Sincerely,

                                   /s/ Ronald J. Evans
                                   ------------------------
                                   Ronald J. Evans
                                   President and Chief Executive Officer

NORTH AMERICAN GALVANIZING & COATINGS, INC.
5314 S. Yale Avenue, Ste 1000
Tulsa, Oklahoma 74135-6275 USA
Tel 918-494-0964
Fax 918-494-3999


                   NORTH AMERICAN GALVANIZING & COATINGS, INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     Notice is hereby given that the Annual Meeting of Stockholders of North American Galvanizing & Coatings, Inc., a Delaware corporation, will be held at The Mark Hotel, Mark Salon III, Madison Avenue at East 77th Street, New York, New York, on Friday, May 19, 2006 at 10:00 a.m., local time, for the purpose of:

     1.   Electing seven directors to one year terms.

     2. Ratifying the appointment of Deloitte & Touche LLP as independent registered public accountants for 2006.

     3. Transacting such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     The Board of Directors fixed March 20, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A list of those stockholders will be open for examination at our offices for a period of ten days prior to the Annual Meeting and also will be available for inspection at the Annual Meeting.

     We have provided you the choice of voting your shares by Internet, telephone or mail, as outlined on the enclosed proxy card. It is important that your shares are represented at the Annual Meeting regardless of the number you may hold. We encourage you to vote by Internet, telephone or mail even if you plan to attend the Annual Meeting.



                       BY ORDER OF THE BOARD OF DIRECTORS


                       /s/ Beth B. Hood
                       ---------------------
                       Beth B. Hood,
                       Vice President & Corporate Secretary
                       April 7, 2006

                                 PROXY STATEMENT

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 2006

                               GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of North American Galvanizing & Coatings, Inc. ("North American Galvanizing", the "Company", "we", "us" or "our") for use at the Annual Meeting of Stockholders to be held May 19, 2006, at 10:00 a.m., local time, at The Mark Hotel, Mark Salon III, Madison Avenue at East 77th Street, New York, New York, or at any adjournments thereof (the "Annual Meeting").

     At the close of business on March 20, 2006, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 6,846,748 shares of our common stock (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters.

     The holders of a majority of the Common Stock present in person or represented by proxy will constitute a quorum for transacting business at the Annual Meeting. Abstentions and "broker non-votes" are counted to determine the presence or absence of a quorum at the Annual Meeting. No cumulative voting rights are authorized and dissenters' rights are not applicable to the matters being proposed.

     This proxy statement and accompanying proxy card are being mailed to our stockholders on or about April 7, 2006.

     Our principal executive office is located at 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135.

     The seven nominees receiving the highest number of affirmative votes will be elected as directors at the Annual Meeting. This is called a plurality. A vote withheld from a nominee for director will have no effect on the results of the vote.

     The affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as the independent registered public accountants. If you abstain from voting on this proposal, it will have the same effect as a vote against that proposal.

     Brokers who hold shares of Common Stock in "street name" for customers have authority to vote on certain "routine" items on behalf of their clients if they do not receive voting instructions within ten days of the Annual Meeting pursuant to the rules of the New York Stock Exchange that govern brokers, including brokers that trade shares on the American Stock Exchange. Brokers will have discretionary authority to vote on the election of directors and the ratification of the independent registered public accountants, as those are considered routine items. For matters that are not routine, if a broker has not received voting instructions from its client, the broker cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the Annual Meeting but not for determining the number of shares voted for or against a non-routine matter or as an abstention on that matter. We are not asking you to vote on any non-routine items this year.

     You may revoke your proxy at any time before the Annual Meeting by:

     o    giving written notice to North American Galvanizing & Coatings, Inc.,
          Attention: Corporate Secretary, 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135,

     o submitting a subsequent proxy by internet, telephone or mail with a later date, or

     o    by voting in person at the Annual Meeting.

     Shares represented by properly executed proxies will be voted at the Annual Meeting as specified, unless such proxies are subsequently revoked as provided above.

     If no choice is specified on a valid, unrevoked proxy, the shares will be voted as follows:

     o    FOR the election of the directors,

     o FOR the ratification of the appointment of the independent registered public accountants.

     Proxies will also authorize the shares represented thereby to be voted on any matters not known as of the date of this proxy statement that may properly be presented for action at the Annual Meeting.


                                  ANNUAL REPORT

     Our Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 2005, including audited financial statements, are enclosed with this Proxy Statement.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The Board currently consists of eight members, each of whom is elected to serve for a term of one year.

     Seven directors, each of whom currently serves on the Board, are to be elected at the Annual Meeting, in accordance with our Amended and Restated Bylaws (the "Bylaws"), to serve until the 2007 annual meeting or until their respective successors have been duly elected and qualified. The remaining board seat will not be filled at the Annual Meeting, but will remain vacant as described below.

     Seven of our current directors, Linwood J. Bundy, Ronald J. Evans, T. Stephen Gregory, Gilbert L. Klemann, II, Patrick J. Lynch, Joseph J. Morrow and John H. Sununu, have been nominated for re-election at the Annual Meeting for a term expiring at the 2007 Annual Meeting of Stockholders, and each of these nominees has agreed to serve if elected; however, if any nominee is unable or declines to serve as a director at the date of the Annual Meeting, such proxies will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the nominees will be unavailable to serve.

     One of our current directors, Frank H. Menaker, Jr., was appointed to the Board in June of 2005. Due to time constraints related to other business matters, he has indicated that he will not stand for election as a director of the Company. Mr. Menaker's resignation will become effective at the Annual Meeting. Former director Paul R. Chastain retired as a director of the Company effective at last year's Annual Meeting, May 26, 2005, in accordance with the Board's retirement policy upon attaining age 70.


     NOMINEES FOR ELECTION AS DIRECTORS

     The experience and background of each of the nominees are set forth below.

     LINWOOD J. BUNDY, age 63, President, Chief Executive Officer and member of the Board of Directors of Bundy, Inc., a privately-owned development, entertainment and investment company located in Iowa, since 1993. From 1978 to 1998, President and Chief Executive Officer of Iowa State Ready Mix Concrete, Inc., a privately-owned concrete company located in Ames, Iowa. Past owner of Hallet Materials, a sand and gravel business in Iowa and Texas (1986-1998). Mr. Bundy serves on the Board of Directors of US Bank in Ames, Iowa. He is a past member of the Board of Trustees of Mary Greeley Medical Center, a member of the Order of the Knoll, an Iowa State University Foundation, and past member of a number of civic and professional organizations in Iowa. Served as director of the Company continuously since 2000.

     RONALD J. EVANS, age 56, appointed President of the Company in February 1996 and Chief Executive Officer in November 1999. Private investor from May 1995 to February 1996. From July 1989 to May 1995, Vice President and General Manager of Deltech Corporation, a privately-owned specialty chemicals producer. From January 1989 to July 1989, Vice President of Sales and Marketing for Deltech Corporation. Manager from 1976 to 1989 for Hoechst Celanese Corporation. Served as director of the Company continuously since 1995.

     T. STEPHEN GREGORY, age 55, is the Chairman of the Board of the privately-owned Gregory Industries, Inc., a company specializing in galvanizing, metal processing and roll-forming products. Following a period of military service, he joined Gregory Industries in 1971, rising to the post of chief executive officer. Mr. Gregory currently serves on the Board of Directors of the Aultman Health Foundation in Canton, Ohio and the Board of Advisors for the Kent State University Office of Corporate and Community Services. Mr. Gregory was appointed a director of the Company in June 2005.

     GILBERT L. KLEMANN, II, age 55, Senior Vice President and General Counsel of Avon Products Inc. since January 2001. During 2000, Mr. Klemann was Of Counsel for the international law firm of Chadbourne & Parke LLP, New York City. From 1991 to 1999, Mr. Klemann was an Executive Officer and General Counsel of Fortune Brands, Inc. (formerly American Brands, Inc.), a publicly-owned consumer products holding company, where he also was a member of the Board of Directors. Prior to 1990 he was a partner in the law firm of Chadbourne & Parke LLP. Mr. Klemann is also a director of Alliance One International, Inc. Served as director of the Company continuously since 2000.

     PATRICK J. LYNCH, age 68, Private investor and formerly Senior Vice President and Chief Financial Officer of Texaco Inc., a publicly-owned oil and petrochemicals company, from 1997 to 2001. For more than forty years, Mr. Lynch was actively engaged in the business of Texaco Inc. or one of its subsidiaries or affiliated companies. He was a member of the Trustees of The American Petroleum Institute, The Conference Board Financial Executives and CFO Advisory Council. Mr. Lynch currently serves as a Trustee for Iona College in New Rochelle, New York. He has been a director of Aquila, Inc. since 2004 and currently serves as chairman of Aquila's Audit Committee. Mr. Lynch has served as director of the Company continuously since 2001.

     JOSEPH J. MORROW, age 66, appointed Non-Executive Chairman of the Board in November 1999. Currently a director of Warwick Valley Telephone Company, serving on its Audit Committee. Chairman of Proxy Services Corporation from 1992 to present. Chief Executive Officer of Proxy Services Corporation from 1972 to 1992. Chief Executive Officer of Morrow & Co., Inc., a privately-owned proxy solicitation firm, since 1972. Served as director of the Company continuously since 1996.

     JOHN H. SUNUNU, age 66, President of JHS Associates, Ltd. since June 1992 and a former partner in Trinity International Partners, both private financial firms, and served as co-host of CNN's "Crossfire", a news/public affairs discussion program, from March 1992 until February 1998. A member of the National Academy of Engineering and the Board of Trustees for the George Bush Presidential Library Foundation. From January 1989 until March 1992, Chief of Staff to the President of the United States. Served on the Advisory Board of the Technology and Policy Program at MIT from 1984 until 1989. From January 1983 to January 1989, Governor of the State of New Hampshire. From 1968 until 1973, Governor Sununu was Associate Dean of the College of Engineering at Tufts University and Associate Professor of Mechanical Engineering. From 1963 until his election as Governor, President of JHS Engineering Company and Thermal Research Inc. Helped establish and served as chief engineer for Astro Dynamics Inc. from 1960 until 1965. Served as director of the Company continuously since 1996.

     With the exception of Mr. Evans, none of the nominees for director are, or have been, employed by us or any of our subsidiaries or other affiliates.

     THE BOARD RECOMMENDS THAT YOU VOTE FOR THE NOMINEES LISTED ABOVE.

                        BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed under the direction of the Board. The Board presently consists of eight directors. As discussed above, one board seat will be vacated when Mr. Menaker resigns from the Board in May 2006. It is the intention of the Board to fill that vacancy when a qualified candidate is recommended by the Board's Governance and Nominating Committee. The Board meets regularly during our fiscal year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when necessary between scheduled meetings. The Board has determined that Messrs. Bundy, Morrow, Gregory, Klemann, Lynch, Menaker and Sununu are "independent directors," as the term is defined under the listing standards of AMEX.

     The Board met five times in 2005 (including regularly scheduled and special telephonic meetings). Each director attended at least 75% of the total meetings of the Board and the total meetings of each applicable committee. The non-management directors meet in executive session, as needed, without the management directors or other members of management. The Board does not have a policy regarding director attendance at annual meetings. For the 2005 Annual Meeting of Stockholders, all of the directors attended the meeting.

     We have a non-executive Chairman in lieu of a "lead" director who presides at all executive sessions of the Board. An interested person who wishes to contact either the Chairman or the non-management directors as a group may do so by writing to either the Chairman or the Non-Management Directors, c/o Corporate Secretary, North American Galvanizing & Coatings, Inc., 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135, which will be forwarded, unopened, to the addressee. Stockholders may also contact any other member of the Board by writing to the same address, c/o Board of Directors.

DIRECTOR'S COMPENSATION

     For 2005, non-management directors that are not our employees received an annual fee of $20,000, payable in quarterly installments, and received no additional compensation for committee services beyond their annual fee. The Company reimburses the directors for their out-of-pocket expenses for attending Board and committee meetings which, from time-to-time may include the Director's spouse.

     Each non-management director who is serving as such on July 1 of each year receives a grant of options to purchase 5,000 shares of Common Stock (the "Non-Employee Director Options") under the 2004 Incentive Stock Plan. The exercise price for each share of stock subject to an option grant shall be no less than the fair market value of the Common Stock on the date of the grant. For 2005, options were granted to non-employee directors on July 1, 2005 at price of $1.96 per share. Options granted to non-employee directors become exercisable six months following the date of the grant and have a ten year term.

     At the Company's Annual Meeting held July 21, 2004, stockholders approved a Director Stock Unit Program ("Program"). Under the Program, effective January 1, 2005, each outside director is required to defer at least 50% of his or her annual fee, and may elect to defer 75% or 100% of his or her annual fee. Amounts deferred under the Program will be converted into a Stock Unit Grant under the Company's 2004 Incentive Stock Plan at the average of the closing prices for a share of the Company's Common Stock for the 10 trading days before the date the director fees for outside directors otherwise would have been payable in cash. To encourage deferral of fees by outside directors, matching Stock Units will be granted to each outside director based on the percentage of his or her annual fee such out-side director defers. With respect to the grant of stock options to purchase 5,000 shares of Common Stock, as discussed above, non-management directors will continue to receive such grants if they are serving as such on July 1 of each year.

     Under the Program, for each inside director the Company automatically defers from such director's salary a dollar amount equal to 50% of the director fees for outside directors. An inside director may elect to defer an amount equal to 75% or 100% of the director fees for outside directors from his or her compensation. Deferrals for inside directors will be matched with Stock Units at the same rate as deferrals for outside directors.

     All deferrals will be deferred for five calendar years following the year for which the deferral is made.

     Directors who are also our employees receive no compensation beyond their normal salary and receipt of matching Stock Units for their Board and committee services.

CORPORATE GOVERNANCE

     The corporate governance guidelines adopted by the Board in 2004 address the qualification and selection of Board members, independence of Board members, Board leadership, structure of Board committees and Board processes. In addition, the guidelines include a requirement for executive sessions of non-management directors, an annual self-assessment of the performance of the Board and its committees, an annual performance evaluation of the Chief Executive Officer, and a charter for each Board committee. We have also adopted a Code of Conduct and Ethics that applies to the Board, our corporate officers, including our Chief Executive Officer and Chief Financial Officer, and all of our other employees. Our corporate governance guidelines, the charters for our committees and our Code of Conduct and Ethics are available on our website at http://www.nagalv.com/Investors.asp.

COMMITTEES OF THE BOARD

     The Board maintains the following four standing committees, the membership of which is determined from time to time by the Board:

     EXECUTIVE COMMITTEE. Messrs. Sununu (chairman), Klemann, Morrow and Evans are members of the Executive Committee, which met four times in 2005. The Executive Committee is delegated authority to act on behalf of the Board in certain operational and personnel matters, and to approve capital expenditures within limits authorized by the Board.

     AUDIT COMMITTEE. Messrs. Lynch (chairman), Bundy, Klemann and Menaker are members of the Audit Committee, which met six times in 2005. Each member of the Audit Committee is an "independent director" as defined in the AMEX rules for Audit Committee members. The Board has determined that Mr. Lynch qualifies as an audit committee "financial expert" within the meaning of the rules and regulations of the Securities and Exchange Commission (the "SEC").

     The Audit Committee is responsible for, among other things,

     o appointing our independent registered public accountants, subject to stockholder ratification,

     o reviewing the scope of the annual audit and recommendations of the independent registered public accountants,

     o reviewing and discussing with management and the independent registered public accountants our audited financial statements and other financial information,

     o monitoring the independence and performance of our independent registered public accountants, and

     o evaluating overall risk exposures and the adequacy of the overall internal control functions of the Company.

     COMPENSATION COMMITTEE. Messrs. Bundy (chairman), Gregory, Lynch and Morrow are members of the Compensation Committee, which met four times in 2005. Each member of the Compensation Committee is an "independent director" as defined in the AMEX rules.

     The Compensation Committee considers remuneration of our corporate and subsidiary officers, administers our incentive compensation and stock option plans and approves the adoption of employee benefit plans. The Compensation Committee evaluates the performance of the Chief Executive Officer and recommends to the Board compensation of the Chief Executive Officer.

     CORPORATE GOVERNANCE AND NOMINATING COMMITTEE. The Corporate Governance and Nominating Committee was formed in 2003, and is composed of all non-employee directors. The Corporate Governance and Nominating Committee met one time in 2005. Each member of the Corporate Governance and Nominating Committee is an "independent director" as defined in the AMEX rules.

     The Corporate Governance and Nominating Committee conducts an annual self-assessment to determine whether the Board and its committees are functioning effectively. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying and evaluating the qualifications of candidates for Board membership and making recommendations of candidates for consideration of nomination by the Board.

     The Corporate Governance and Nominating Committee reviews and recommends to the Board the slate of director nominees to be proposed for election at annual meetings of stockholders and candidates to fill vacancies on the Board that occur between annual meetings of the stockholders. In identifying and evaluating candidates for Board membership, the Corporate Governance and Nominating Committee takes into account all factors it considers appropriate. While there are no specific minimum requirements for director nominees, the Committee does consider the following non-exclusive factors: professional experience, knowledge, integrity, independence, diversity of backgrounds and the extent to which the candidate would fill a present need on the Board.

     The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee will consider candidates for the board of directors recommended by stockholders and will evaluate such candidates in the same manner as other potential candidates. Any stockholder who wishes to recommend a person to be considered for nomination as a director by the Corporate Governance and Nominating Committee may do so by submitting the candidate's name and qualifications in writing to Corporate Governance and Nominating Committee, c/o Corporate Secretary, 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135. Stockholders may directly nominate persons for director in accordance with the provisions of our Bylaws, a copy of which is on file with the SEC.

COMPANY INFORMATION AVAILABLE ON WEBSITE

     The Company has posted on its website, www.nagalv.com, its (1) Corporate Governance Guidelines; (2) Code of Business Conduct and Ethics and, (3) the Company's charters for the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. In addition, the Company's annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Statements of Beneficial Ownership of Securities on Forms 3, 4 and 5 for Directors and Officers of the Company and all amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge at the Securities and Exchange Commission ("SEC") website at www.sec.gov. The Company's website at http://www.nagalv.com/Investors.asp contains a link to its filings with the SEC.

           SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information as of March 14, 2006, regarding the beneficial ownership of our Common Stock by (a) all persons who are beneficial owners of five percent or more of our Common Stock, (b) each of our directors, (c) our Chief Executive Officer and our Chief Financial Officer, which are our only executive officers, and (d) all of our directors and executive officers as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares.

                                   Number of       Options and
                                   Shares of         Warrants
                                  Common Stock     Exercisable
                                  Beneficially      within 60    Percentage of
Name                                 Owned           Days(1)     Common Stock(2)
-------------------------------------------------------------------------------
Linwood J. Bundy                      40,693          97,292          2.0%
Ronald J. Evans                       56,307         332,083          5.7%
T. Stephen Gregory                    50,000           5,000          0.8%
Beth B. Hood                                           2,500           --
Gilbert L. Klemann, II                42,783          96,250          2.0%
Patrick J. Lynch                      42,783          61,458          1.5%
Frank H. Menaker, Jr.                    --            5,000          0.1%
Joseph J. Morrow                   2,008,483         183,334         32.0%
John H. Sununu                       181,389         116,667          4.4%
All Directors and Executive
  Officers as Group (8 persons)    2,422,438         899,584         48.5%
Robert G. and Pauline B. Walker
  Revocable Trust                   345, 724(3)          --           5.0%
Edmund A. Schwesinger, Jr.           397,900(4)          --           5.8%
-------------------------------------------------------------------------------

     (1) Represents shares which the directors and executive officers have, or within 60 days after March 14, 2006 will have, the right to acquire through the exercise of stock options and war-rants.

     (2) Based on 6,846,748 shares of the Common Stock outstanding as of March 14, 2006. Assumes that all options or warrants exercisable within 60 days after March 14, 2006 owned by the named individual are exercised. The total number of shares outstanding also assumes that none of the options or warrants owned by other named individuals are exercised. The address for each of our directors is as follows: c/o North American Galvanizing & Coatings, Inc., 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135.

     (3) Information based on Schedule 13D of the Robert G. and Pauline B. Walker Revocable Trust, the Pauline B. Walker Revocable Trust A and the Robert G. Walker Irrevocable Trust B filed with the SEC dated December 14, 1996. The Robert G. and Pauline B. Walker Revocable Trust, together with two affiliated trusts, the Pauline B. Walker Revocable Trust A and the Robert G. Walker Irrevocable Trust B, beneficially own 345,724 shares. Pauline B. Walker, 3505 Claymore Drive, Plano, Texas 75075, is the sole trustee of all three trusts.

     (4) Information based on Schedule 13G of Mr. Edmund A. Schwesinger, Jr., 323 Railroad Avenue, Greenwich, Connecticut 06831, filed with the SEC on January 24, 2003.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table provides information on the annual and long-term compensation for the three fiscal years ended December 31, 2005 paid for the two persons who served as our Chief Executive Officer and Chief Financial Officer and are currently our only two executive officers. We refer to these individuals as the "named executive officers." The named executive officers receive no perquisites.

                       ANNUAL COMPENSATION           LONG-TERM COMPENSATION
-----------------------------------------------------------------------------------------
                                                                 RESTRICTED
                                                    SECURITIES     STOCK      ALL OTHER
  NAME AND PRINCIPAL                                UNDERLYING     AWARDS    COMPENSATION
      POSITION          YEAR    SALARY     BONUS     OPTIONS        (1)          (2)
-----------------------------------------------------------------------------------------
Ronald J. Evans         2005   $155,833   $50,000     50,000      $35,000      $10,526
President and CEO       2004    160,000    50,000        --           --         9,922
                        2003    157,500    50,000     15,000          --         9,922

Beth B. Hood            2005   $ 92,083   $13,300     10,000          --           --
CFO and Secretary(3)
-----------------------------------------------------------------------------------------

     (1) Represents 15,935 stock units awarded based on amounts deferred as an inside director and the company matching portion under the Director Stock Unit Program. The stock units awards are deferred for five years. The actual stock certificates will not be issued to the director until the award is paid out.

     (2) Represents the Company's matching contributions to its 401(k) defined contribution retirement plan on behalf of the named executive officer.

     (3)  Joined the Company, effective April 18, 2005.


                     STOCK OPTION GRANTS IN FISCAL YEAR 2005

     The following table shows the total number of options that were granted in 2005 under the 2004 Incentive Stock Plan to the named executive officers. Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and becomes exercisable over a four year period, with 25% of the shares becoming exercisable on each anniversary of the grant date. The rates of stock appreciation presented in this table are not predictions of future stock prices.

                               % OF TOTAL
                                 OPTIONS
                  NUMBER OF      GRANTED                               POTENTIAL REALIZATION AT
                  SECURITIES       TO                                   ASSUMED ANNUAL RATES OF
                  UNDERLYING    EMPLOYEES    EXERCISE                  STOCK PRICE APPRECIATION
 INDIVIDUAL        OPTIONS      IN FISCAL      PRICE     EXPIRATION        FOR OPTION TERM
   GRANTS         GRANTED(#)      YEAR       ($/SHARE)      DATE         5%                10%
------------------------------------------------------------------------------------------------
Ronald J. Evans    50,000        47.6%         $2.50      2/16/2015    $78,612          $199,218

Beth B. Hood       10,000         9.5%         $2.45      4/18/2015    $15,408          $ 39,047
------------------------------------------------------------------------------------------------

                      OPTIONS EXERCISED IN FISCAL YEAR 2005
                           AND FISCAL YEAR-END VALUES

     The following table provides information on options exercised by the named executive officers during fiscal year 2005 and the value of options held at fiscal year-end.

                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-
                  # OF SHARES                    UNDERLYING UNEXERCISED       THE-MONEY OPTIONS AT FISCAL
                  ACQUIRED ON     VALUE          OPTIONS AT FISCAL YEAR-        YEAR-END($) EXERCISABLE/
NAME               EXERCISE     REALIZED($)   END EXERCISABLE/UNEXERCISABLE         UNEXERCISABLE(1)
---------------------------------------------------------------------------------------------------------
Ronald J. Evans       --           $ --                298,750/41,250               $33,162/$35,300
---------------------------------------------------------------------------------------------------------

     (1) Value is the difference between the closing price of the Common Stock on the last trading day of fiscal 2005 and the option exercise price of the in-the-money options multiplied by the number of in-the-money options.

     No options were repriced in 2005.


                          COMPENSATION COMMITTEE REPORT

     The Compensation Committee reviews our general compensation policies and the compensation plans and specific compensation levels for executive officers. The 2004 Incentive Stock Plan, Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and paragraph 162(m) of the Internal Revenue Code of 1986, as amended, require that at least two of the Compensation Committee members be non-employee directors. The Compensation Committee consists of four directors who are not employees of the Company. Linwood J. Bundy is the current Chairman of the Compensation Committee. All recommendations by the Compensation Committee relating to the compensation of our executive officers are approved by the full Board.

     In accordance with SEC rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the Compensation Committee members addressing our compensation policy as it related to our executive officers and key subsidiary officers and managers for the fiscal year 2005.

     Our objective is to ensure that executive compensation is directly linked to ongoing improvement in corporate performance and increasing stockholder value. The following objectives are guidelines for compensation decisions:

     CLASSIFICATION. The Compensation Committee has approved a compensation program for our salaried employees which is based on annual national salary surveys for industrial manufacturing companies. Approved salary ranges are reviewed annually to determine parity with national compensation trends and to ensure that we maintain a reasonably competitive compensation structure.

     COMPETITIVE SALARY BASE. Actual salaries are based on individual performance contributions with-in a competitive salary range for each position established through job evaluation and market comparisons. The salary of each subsidiary key officer and senior manager and corporate officer is reviewed annually by the President and Chief Executive Officer who may recommend an increase for approval by the Compensation Committee and ratification by the full Board. The President and Chief Executive Officer's salary is approved by the Board based on a review and recommendation by the Compensation Committee. The Chief Executive Officer's compensation is tied to performance against plan, with Committee discretion for individual performance. During 2005, the Compensation Committee recommended and the Board approved an increase in the Chief Executive Officer's base salary of $20,000 per year to $180,000. In February 2006, the Compensation Committee recommended and the Board approved an increase in annual base salary of $20,000, to $200,000, for the Chief Executive Officer and an increase in annual base salary of $20,000, to $150,000 for the Chief Financial Officer, effective April 1, 2006. The criteria for the increases included individual contributions to the Company's improved performance in 2005.

     ANNUAL INCENTIVE COMPENSATION. Our executive officers and key subsidiary personnel are eligible to participate in an annual incentive compensation plan with awards based primarily on achievement of profit performance targets. The Committee, in its sole discretion, administers the plan and selects the key employees and executive officers who participate. This authority enables the Committee to consider achievement of individual objectives in deciding on, and recommending to the Board the amount of any bonus for a participant.

     The Compensation Committee took into consideration the contributions and earnings performance by the key managers and officers of our galvanizing subsidiary for the year ended December 31, 2005 and selectively approved an aggregate of $198,000 in incentive awards for 24 persons, including our Chief Executive Officer and Chief Financial Officer. Compensation for the Company's executive officers consists of an annual base salary and, subject to the Compensation Committee's evaluation and recommendation and the Board's approval, a discretionary bonus, as reported in this proxy statement.

     STOCK OPTION PROGRAM. The purpose of this program is to provide additional incentives to employees to work to maximize our growth and stockholder value. The stock option program may utilize vesting periods to encourage key employees to continue in our employ. The number of options granted is determined by the subjective evaluation of the executive's ability to influence our long-term growth and profitability. Options are granted at the current market price at the time of the grant. In 2005, the Compensation Committee recommended and the Board approved stock option grants totaling 105,000 shares of Common Stock to our employees, including 50,000 awarded to the Chief Executive Officer. In February 2006, the Compensation Committee recommended and the Board approved stock option grants totaling 157,500 shares of Common Stock to our employees, including 100,000 awarded to the Chief Executive Officer and 20,000 awarded to the Chief Financial Officer.

     The Compensation Committee believes that its objectives of linking executive compensation to corporate performance result in alignment of compensation with corporate goals and stockholder interest. The Compensation Committee believes that compensation levels during 2005 adequately reflect our compensation goals and policies. The Compensation Committee will continue to evaluate the relation-ship between its executive and key managerial compensation and our performance and stockholder value.


                                    THE COMPENSATION COMMITTEE:

                                    Linwood J. Bundy, Chairman
                                    T. Stephen Gregory
                                    Patrick J. Lynch
                                    Joseph J. Morrow


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is presently comprised of the following directors: Messrs. Bundy, Gregory, Lynch and Morrow, none of whom are current or former officers or employees of the Company or any of its subsidiaries. None of our named executive officers or directors was an executive officer or served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

                             AUDIT COMMITTEE REPORT

     The Audit Committee consists of four directors, all of whom must be independent in accordance with and meet the other requirements of the AMEX rules.

     The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

     In this context, the Audit Committee has met and held discussions with management and the independent auditor regarding the fair and complete presentation of the Company's results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principals generally accepted in the United States of America.

     The Audit Committee is responsible for, among other things, reviewing with our independent registered public accountants the scope and results of their audit engagement. In connection with the fiscal 2005 audit, the Audit Committee has:

     o reviewed and discussed with Deloitte & Touche, LLP, our independent registered public accountants ("Deloitte"), and with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005,

     o discussed with Deloitte the matters required by Statement on Auditing Standards No. 61, as amended, relating to communications between the Audit Committee and the independent registered public accountants, and

     o received from and discussed with Deloitte the written disclosures and letter from Deloitte required by Independence Standards Board Standard No. 1 as modified or supplemented, regarding their independence from the Company.


     Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005.


                                          THE AUDIT COMMITTEE:

                                          Patrick J. Lynch, Chairman
                                          Linwood J. Bundy
                                          Gilbert L. Klemann, II
                                          Frank H. Menaker, Jr.

                                   PROPOSAL 2

          RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
                                   ACCOUNTANTS

     The Audit Committee has appointed Deloitte as independent registered public accountants to con-duct the 2006 audit of our financial statements. The Board has directed that such appointment be submitted for ratification by the stockholders at the Annual Meeting.

     Deloitte has served as our independent registered public accountants since 1990. A representative of Deloitte is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Total fees for professional services provided by Deloitte for the years ended December 31, 2005 and 2004 were $211,313 and $243,325, respectively, for the following services:


AUDIT FEES

     The aggregate fees for professional services rendered by Deloitte for the audit of our annual financial statements and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q in 2005 and 2004 were $139,300 and $147,550, respectively.


AUDIT-RELATED FEES

     The aggregate fees paid for audit-related services in 2005 and 2004 were $10,195 and $10,030, respectively, and relate to attestation fees paid for audits of the Company's employee benefit plan.


TAX FEES

      The aggregate fees paid for preparation of tax returns were $45,848 and $39,817 for 2005 and 2004, respectively. The aggregate fees for tax planning and consultation on tax compliance in 2005 and 2004 were $14,570 and $17,095, respectively.


ALL OTHER FEES

     Total Other Fees of $1,400 paid during 2005 related to review of stock option accounting. $14,136 paid during 2004 consisted of $7,726 for review of the proposed Director Stock Unit Program and $6,410 for due diligence related to the purchase of the hot-dip galvanizing assets of Gregory Industries, Inc.

     The Audit Committee charter provides for the pre-approval of all audit services and all non-audit services to be provided by our independent registered public accountants that are permitted under applicable law and regulation, and all corresponding fees and terms, by the Audit Committee. Pursuant to procedures established by the Audit Committee, the Chief Financial Officer and/or Chief Executive Officer are required to review and recommend for approval such services to the Audit Committee, subject to the de minimus exception for non-audit services permitted by SEC rules and regulations. For fiscal years 2005 and 2004, none of the fees listed above were covered by the de minimus exception.

     The Audit Committee has considered whether the provision of non-audit services by Deloitte for the year ended December 31, 2005 is compatible with maintaining the principal independent registered public accountant's independence.


     THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT
                            OF DELOITTE & TOUCHE LLP.

COMPANY PERFORMANCE

      The following performance graph compares cumulative total stockholder returns on our Common Stock compared to the Dow Jones US Industrial Diversified Index and the Dow Jones US Total Market Index calculated at the end of each fiscal year, December 31, 2001 through December 31, 2005. The Dow Jones US Industrial Diversified Index is comprised of 30 companies in 1 industry. The Dow Jones US Total Market Index is comprised of approximately 1,600 companies in 100 industries. The graph assumes $100 was invested December 31, 2000 in the Common Stock and in each of the referenced indices and assumes the reinvestment of dividends.

                                                            Cumulative Total Return ($)
                                               ---------------------------------------------------
                                                12/00    12/01    12/02    12/03    12/04    12/05
North American Galvanizing & Coatings          100.00   110.23   167.05   159.09   236.36   235.23

Dow Jones US Total Market Index (DJUS)         100.00    86.91    66.64    85.60    94.30    98.53

Dow Jones US Industrial Diversified (DJUSID)   100.00    89.90    58.38    78.97    94.11    92.48

                      EQUITY COMPENSATION PLAN INFORMATION

      This table provides certain information as of December 31, 2005 with respect to our equity compensation plans:

                           (a)               (b)                   (c)
Plan Category           Number of      Weighted-average   Number of securities
                     securities to be     exercise       remaining available for
                       issued upon        price of        future issuance under
                       exercise of       outstanding       equity compensation
                       outstanding        options,           plans (excluding
                    options, warrants     warrants        securities reflected
                       and rights        and rights           in column (a))
--------------------------------------------------------------------------------
Equity compensation     1,380,000(1)        $1.50               1,085,000(2)
Plans approved by
security holders

Equity compensation
Plans not approved
by security holders             0            N/A                        0
--------------------------------------------------------------------------------
Total                   1,380,000           $1.50               1,085,000
--------------------------------------------------------------------------------


     (1)  This amount includes the following:

          o 713,333 shares issuable upon the exercise of outstanding stock options.

          o 666,667 shares issuable upon the exercise of outstanding warrants.

     (2) This amount represents the number of shares available (1,085,000) for issuance pursuant to stock options, stock units and grants that could be granted in the future under the North American Galvanizing & Coatings, Inc. 2004 Incentive Stock Plan.

                           RELATED PARTY TRANSACTIONS

      Private Placement of Securities. In February 2001, we offered a private placement of subordinated promissory notes and warrants to certain of our directors and to accredited stockholders that held, prior to the private placement, at least 100,000 shares of Common Stock. The following directors and nominees for re-election participated in the offering as indicated:

     o Linwood J. Bundy - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

     o Ronald J. Evans (President) - 10% Subordinated Promissory Note for $50,000 and Warrant to purchase 33,333 shares of Common Stock.

     o Gilbert L. Klemann, II - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

     o Patrick J. Lynch - 10% Subordinated Promissory Note for $50,000 and Warrant to purchase 33,333 shares of Common Stock.

     o Joseph J. Morrow - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

     o John H. Sununu - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock.

     o The Morrow Foundation - 10% Subordinated Promissory Note for $100,000 and Warrant to purchase 66,666 shares of Common Stock. Mrs. Claire Morrow, wife of Joseph J. Morrow, is the Managing Trustee of The Morrow Foundation.

     The principal amount of each of the subordinated promissory notes and any accrued interest there-on are due upon demand beginning on the earlier of (i) February 17, 2006, (ii) the occurrence of a merger or consolidation of the Company with any other person in which the Company is not the surviving entity, or (iii) the sale, assignment, lease or other disposition of all or substantially all of the assets of the Company. The interest rate of each of the subordinated promissory notes is 10%, and accrued interest on each of the subordinated promissory notes is paid annually on February 17. In February 2006, each of the subordinated noteholders extended the maturity date of their respective note for the period of one year, to February 17, 2007.

     The exercise price of $.856 per share for the warrants was determined based on the average closing market price for the Common Stock on AMEX for the 20 business day period beginning three business days after February 17, 2001. A special committee of the Board approved the private placement and the special committee received an opinion from The Robinson-Humphrey Company, LLC that the consideration to be paid was fair to us from a financial point of view.

     Morrow & Co. Mr. Joseph J. Morrow, a director of the Company and a nominee for reelection, is the Chief Executive Officer of Morrow & Co., Inc., which provides proxy solicitation and other stockholder related services to us as described in the section titled "Other Matters" in this Proxy Statement. During the year ended December 31, 2005, the Company paid Morrow & Co., Inc. $20,015, in connection with the Company's 2005 Annual Meeting of Stockholders, consisting of a $5,500 fee for solicitation of proxies and $14,515 for related mailing and distribution costs. In addition, an affiliate of Morrow & Co, Audit Committee on Call, provided a confidential hotline service to be used for reporting violations of the Business Code of Conduct and Ethics policy. The Company paid $6,500 during 2005 for this service.

     Gregory Industries, Inc. A subsidiary of North American Galvanizing Company (NAGalv-Ohio, Inc.) purchased the after-fabrication hot dip galvanizing assets of Gregory Industries, Inc. located in Canton, Ohio on February 28, 2005 for a cash purchase price of $3.7 million plus approximately $.5 million in purchase related expenses. Gregory Industries, Inc. is a manufacturer of products for the highway industry. T. Stephen Gregory, appointed a director of North American Galvanizing & Coatings, Inc. on June 22, 2005 is the chairman of the board and a shareholder of Gregory Industries, Inc. Total sales to

Gregory Industries, Inc. for the year ended December 31, 2005 were approximately $1,486,000. The amount due from Gregory Industries, Inc. included in trade receivables at December 31, 2005 was $254,000.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file reports of changes in ownership of the Common Stock with the SEC. Executive offi - cers and directors are required by SEC regulations to furnish us with copies of all Section 16(a) forms so filed. Based solely on a review of the copies of such reports furnished to us, we believe that all persons subject to these reporting requirements filed the required reports on a timely basis during fiscal year 2005.


                              STOCKHOLDER PROPOSALS

     If any stockholder wishes to submit a proposal, including nominations for the Board, for inclusion in the proxy statement for our next annual meeting in 2007, such proposal must be received at our principal executive office by December 8, 2006. Such proposal should be directed to North American Galvanizing & Coatings, Inc., Attention: Corporate Secretary, 5314 South Yale Avenue, Suite 1000, Tulsa, Oklahoma 74135.

     For business to be properly brought before an annual meeting (including nominations for the Board), but not included in the proxy statement, a stockholder must follow certain procedures set forth in the Bylaws. Generally, a stockholder must give timely notice to our Corporate Secretary. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days prior to the meeting. The Bylaws specify the information which must accompany such stockholder notice. Details of the relevant section of the Bylaws may be obtained by any stockholder from our Corporate Secretary.


                                  OTHER MATTERS

     All expenses in connection with solicitation of proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by telephone, telecopy or telegraph by our officers and employees, who will receive no compensation for their services. We have also retained Morrow & Co., Inc., 470 West Avenue, Stamford, CT 06902, to assist in such solicitation. We expect to pay Morrow & Co. a fee of $5,500 for its services and will reimburse Morrow for certain out-of-pocket expenses estimated to be $10,000. Brokers, banks, nominees, fiduciaries and other custodians will be requested to solicit beneficial owners of shares and will be reimbursed for their expenses.

     Mellon Investor Services LLC has been retained to receive and tabulate proxies and to provide a representative to act as inspector of election for the Annual Meeting.

     The Board is not aware of any other matter, other than those described above, that may be presented for action at the Annual Meeting. If any other matter or proposal should be presented and should properly come before the Annual Meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters which may come before the Annual Meeting.

                   NORTH AMERICAN GALVANIZING & COATINGS, INC.